Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:	Media Contacts:
Todd Fromer / Garth Russell	Erika Kay
KCSA Worldwide	KCSA Worldwide
212-896-1215 / 212-896-1250	212-896-1208
tfromer@kcsa.com / grussell@kcsa.com	ekay@kcsa.com

AUTHENTIDATE ANNOUNCES TERMINATION OF MERGER AGREEMENT WITH PARASCRIPT, LLC

Berkeley Heights, NJ, January 26, 2009 — Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure Health Information Exchange and workflow management services, announced today that it has received notification from representatives of Parascript, LLC and Parascript Management, Inc. (collectively “Parascript”) that Parascript is terminating the Agreement and Plan of Merger it entered into with Authentidate. The merger agreement, dated as of August 6, 2008, provided for its termination by either Authentidate or Parascript if the transaction was not completed by December 31, 2008. The Company previously announced that it was conducting discussions with Parascript to restructure the terms of the merger in light of the uncertainties in the credit markets and changes in Parascript’s business. The parties did not agree to any revised proposal.

The Board of Directors of Authentidate is reviewing its rights under the merger agreement. The Company remains committed to implementing its business strategy although alternatives that may be in the best interests of the shareholders of Authentidate may be considered.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure Health Information Exchange and workflow management services. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, improve productivity and reduce costs by eliminating paper and manual work steps from clinical, administrative and other processes and enhancing compliance with regulatory requirements. The web-based services are delivered as Software as a Service (Saas) to customers. These solutions incorporate rules-based electronic forms, intelligent routing, transaction management, electronic signatures, identity credentialing, content authentication and automated audit trails. Both web and fax based communications are integrated into automated and trusted workflow solutions. The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at http://www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

This press release is available on the KCSA Strategic Communications Web site at www.kcsa.com.